EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Medis Technologies Ltd. dated March 24, 2008 and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements of Medis Technologies Ltd., and the effectiveness of internal control over financial reporting of Medis Technologies Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

March 24, 2008 Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global